Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for

Quarter and Fiscal Year Ended April 30, 2019 and Recent Developments

-- Achieved Fourth Quarter Revenue of $17.1 Million, an Increase of 146%

Compared to Prior Year Quarter --

-- Generated Income From Continuing Operations During the Fourth Quarter of Fiscal 2019 --

-- Increasing Demand from Customers Expected to Drive Continued Revenue Growth into 2020 --

TUSTIN, Calif., June 27, 2019 – Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the fourth quarter and full year of fiscal 2019 ended April 30, 2019.

Highlights Since January 31, 2019

“Fiscal 2019 was a fundamentally transformative year for Avid, as the team successfully achieved a number of critical goals. Most notably, we converted the losses and negative margins in fiscal 2018 into a sustainable position of financial strength,” stated Rick Hancock, interim president and chief executive officer. “Based on our current backlog as well as forecasts from our customers, we believe the company will achieve sustainable growth going forward. Avid is stronger today than it has been at any point in the past.

“With respect to business development, the five new clients signed in late fiscal 2018 contributed significantly to revenue diversification in fiscal 2019. These projects substantially increased capacity utilization, which drove a meaningful improvement in margins during the year.

“Of particular note is the new business we continue to win from existing customers. While some of this business results from the expansion of current projects, many of these projects are completely new, requiring development and/or manufacture of a new molecule. These ‘repeat business’ wins are particularly valuable to Avid as each offers the opportunity for later stage and commercial production, they generally onboard very efficiently and as a result are more profitable, and they provide strong testimonials as to the quality of our work and product.”

“Avid finished the year with a strong fourth quarter, growing revenue to $17.1 million while increasing gross margins to 21 percent,” said Dan Hart, chief financial officer. “During the fourth quarter we generated $5.6 million in operating cash flow increasing our net cash and cash equivalents by $4.6 million to $32.4 million. Looking ahead, we are encouraged by the forecasted increase in demand which we expect to strengthen the company’s overall financial standing and position us for profitability.”

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Financial Highlights and Guidance

•	The company is providing revenue guidance for the full fiscal year 2020 of $64 million - $67 million (ASC 606).

•	Revenue was $17.1 million for the fourth quarter of fiscal 2019, a 146% increase compared to $6.9 million for the fourth quarter of last fiscal year. This increase is primarily due to growing demand from a more diversified client base. Revenue for the full fiscal year 2019 met guidance at $53.6 million, and was flat compared to full fiscal year 2018.

•	As of April 30, 2019, revenue backlog was approximately $46 million, the majority of which is expected to be recognized in fiscal year 2020.

•	Gross margin for the fourth quarter of fiscal 2019 was 21%, and gross margin for full fiscal year 2019 was 13%, both representing significant improvements compared to gross margins of negative 28% during the fourth quarter of fiscal 2018 and negative 5% for full fiscal year 2018. The improvements in gross margins for both fiscal 2019 periods were primarily attributed to our product mix, increased capacity utilization and a reduction in direct manufacturing costs.

•	Selling, general and administrative expenses (“SG&A”) for the fourth quarter of fiscal 2019 were $3.6 million, or 21% of revenue, compared to $4.2 million, or 60% of revenue, for the fourth quarter of last year. For full fiscal year 2019, total SG&A expenses were $12.8 million, or 24% of revenue compared to $16.5 million last fiscal year, or 31% of revenue. The decrease in SG&A was primarily due to a reduction in payroll and related costs, legal fees and other professional consulting fees, and facility costs, which were partially offset by increases in bonuses related to certain achievement levels of corporate goals and stock-based compensation.

•	During the fourth quarter of fiscal 2019 we generated income from continuing operations of $0.2 million compared to a net loss from continuing operations of $6.1 million for the fourth quarter of fiscal 2018. Fiscal year 2019 loss from continuing operations was $5.1 million compared to a prior year loss from continuing operations of $20.6 million. The decrease during the full fiscal year was primarily due to reductions in both cost of revenues and SG&A resulting in higher profitability margins.

•	For the fourth quarter of fiscal 2019, the company recorded consolidated net loss attributable to common stockholders of $1.1 million or $0.02 per share, compared to a consolidated net income attributable to common stockholders of $1.6 million or $0.03 per share, for the fourth quarter of fiscal 2018. For full fiscal year 2019, the company recorded a consolidated net loss attributable to common stockholders of $8.9 million or $0.16 per share, compared to a consolidated net loss attributable to common stockholders of $26.5 million or $0.56 per share, for full fiscal year 2018. For both the fourth quarter and full fiscal year 2018, net income and loss were favorably impacted by the sale of the company’s legacy R&D assets to Oncologie, Inc. for $8.0 million and the associated discontinued operations.

•	Avid reported $32.4 million in cash and cash equivalents as of April 30, 2019, compared to $42.3 million on April 30, 2018.

More detailed financial information and analysis may be found in Avid Bioservices’ Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission today.

Recent Developments

•	Signed project expansion orders and new manufacturing projects related to new molecules with current clients during the fourth quarter of fiscal 2019 representing future revenue in the amount of $19.7 million.

•	Completed a second process validation campaign during fiscal 2019. Completion of a process validation campaign is a critical step in the regulatory product approval process, and is likely to result in future commercial production at Avid.

•	The first process validation campaign of fiscal 2020 is in progress.

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Conference Call

Avid will host a conference call and webcast this afternoon, June 27, 2019, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.avidbio.com/events.cfm.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not achieve cash flow or EBITDA positive, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that clients for whom the company has completed process validation campaigns may not receive regulatory approval to market their products, the risk that the company may experience technical difficulties in completing client projects which could delay delivery of products to customers, revenue recognition and receipt of payment or the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, and the risk that the company may need to use the majority of its cash to fund operations, thereby delaying the in-process upgrades to its process development capabilities and contemplated expansion plans. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2019, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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Avid Bioservices, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive loss

(in thousands, expect share and per share information)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2019 (1)	2018	2019 (1)	2018
Revenues	$17,055	$6,943	$53,603	$53,621
Cost of revenues	13,407	8,904	46,379	56,545
Gross profit (loss)	3,648	(1,961)	7,224	(2,924)

Operating expenses:
Selling, general and administrative	3,573	4,183	12,846	16,456
Restructuring charges	–	–	–	1,258
Total operating expenses	3,573	4,183	12,846	17,714

Operating income (loss)	75	(6,144)	(5,622)	(20,638)
Interest and other income, net	92	10	282	75
Income (loss) from continuing operations before income taxes	$167	$(6,134)	$(5,340)	$(20,563)
Income tax benefit	67	–	284	–
Income (loss) from continuing operations	234	(6,134)	(5,056)	(20,563)
Income (loss) from discontinued operations, net of tax	102	9,154	841	(1,250)
Net income (loss)	$336	$3,020	$(4,215)	$(21,813)

Comprehensive income (loss)	$336	$3,020	$(4,215)	$(21,813)

Series E preferred stock accumulated dividends	(1,442)	(1,442)	(4,686)	(4,686)

Net (loss) income attributable to common stockholders	$(1,106)	$1,578	$(8,901)	$(26,499)

Basic and diluted net (loss) income per common share attributable to common stockholders:
Continuing operations	$(0.02)	$(0.14)	$(0.17)	$(0.53)
Discontinued operations	$–	$0.17	$0.01	$(0.03)
Net (loss) income per share attributable to common stockholders	$(0.02)	(0.03)	$(0.16)	$(0.56)

Weighted average basic and diluted shares outstanding:	56,079,970	53,360,424	55,981,060	47,063,020

(1) On May 1, 2018, the Company adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), using the modified retrospective method applied to all contracts not completed as of May 1, 2018. Under the modified retrospective method, results for the reporting periods beginning on or after May 1, 2018 are presented in accordance with ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards that were in effect prior to May 1, 2018.

- continued -

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Avid Bioservices, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, expect share information)

	April 30, 2019	April 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$32,351	$42,265
Accounts receivable	7,374	3,754
Contract assets	4,327	–
Inventories	6,557	16,129
Prepaid expenses	709	679
Assets of discontinued operations	–	5,000
Total current assets	51,318	67,827
Property and equipment, net	25,625	26,479
Restricted cash	1,150	1,150
Other assets	302	304
Total assets	$78,395	$95,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,352	$1,909
Accrued payroll and related costs	3,540	2,564
Contract liabilities	14,651	27,935
Other current liabilities	619	905
Liabilities of discontinued operations	–	4,550
Total current liabilities	23,162	37,863

Deferred rent, less current portion	2,072	2,159
Capital lease, less current portion	93	–

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 1,647,760 shares issued and outstanding at respective dates	2	2
Common stock, $0.001 par value; 150,000,000 shares authorized; 56,135,697 and 55,689,222 shares issued and outstanding at respective dates	56	55
Additional paid-in-capital	613,615	614,810
Accumulated deficit	(560,605)	(559,129)
Total stockholders’ equity	53,068	55,738
Total liabilities and stockholders’ equity	$78,395	$95,760

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